EXHIBIT 10.17

                              CONSULTING AGREEMENT


This agreement sets forth the terms (the "Agreement") between Camden Holdings Inc (Camden) and National Healthcare Technology Inc. ("the Company") concerning business management services (hereafter being referred to as the "Services") rendered to the Company from January 5th, 2007 and continuing through December 31st, 2007.

When countersigned in the space provided below, this shall serve as our agreement, as detailed below. Therefore, this Agreement contains the full and complete understanding between the parties and supersedes all prior understandings. It is further understood/agreed (when countersigned) that this Agreement may not be altered, modified or changed in any way without the express written consent of both parties and shall be construed in accordance with the laws of the State of California applicable to agreements executed and wholly performed within that State.

1.    THE SERVICES

      A. It is agreed that Camden shall be retained to provide business management services and provide advice as it relates to the future of the Company. These services shall include the drafting and preparation of business plans, operating budgets, cash flow projections and other business management services. It is understood that the Company is venturing into a new direction into the oil and gas business and desires to retain the services of consultant in order to provide access to skills, knowledge and opportunities that exist in the energy sector.

2.    COMPENSATION FOR THE SERVICES

      As consideration for the services rendered by Camden, the Company shall pay Camden as follows:

      A. The Company shall pay to Camden a fee of Four Hundred and Fifty Thousand Dollars ($450,000) in cash. This fee shall be non-refundable and considered earned upon execution of this Agreement. Camden may designate third parties to be paid all or a portion of the fee by notifying the Company. This agreement may be assigned to principles of Camden to perform these services with the approval of the Company.

3.    METHOD OF COMPENSATION

      The method of Compensation shall be in cash.

4.    TERMINATION

      A. This agreement shall begin upon execution of this Agreement. The term of this engagement will be twelve (12) months and may be terminated by either party upon thirty (30) days prior written notice if termination is without cause, and immediately upon written notice if termination is with cause. In the event of termination all fees which are due are non-refundable and to be paid without setoff or offset.

      B. In the event of termination, all fees and charges paid to Camden shall be considered earned and non-refundable.


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5.    REPORTS

      At the Company's request, Camden agrees to supply a report at least once a month, verbally or in writing, on general activities and actions taken on behalf of the Company.

6.    MATERIALS

      The Company agrees to furnish any supplies and materials which Camden may need regarding the Company, its management, products, financial and business status and plans.

7.    INDEPENDENT CONTRACTOR STATUS

      Camden is acting as an independent contractor, and not as an employee or partner of the Company. As such, neither party has the authority to bind the other, nor make any unauthorized representations on the behalf of the other.

8.    SERVICES TO OTHERS

      The Company acknowledges that Camden is in the business of providing consulting services to other businesses and entities. Camden's services hereunder are not exclusive to the Company and Camden shall have the right to perform the same or similar services for others, as well as engaging in other business activities.

9.    CONFIDENTIAL INFORMATION

      Camden will use its best efforts to maintain the confidential nature of the proprietary or confidential information that the Company entrusts to it through strict control of its distribution and use. Further, Camden will use its best efforts to guard against any loss to the Company through the failure of Camden or its agents to maintain the confidential nature of such information. "Proprietary" and "confidential information," for the purpose of this Agreement, shall mean any and all information supplied to Camden which is not otherwise available to the public, including information which may be considered "inside information" within the meaning of the U.S. securities laws, rules and regulations.

10.   INDEMNIFICATION

      Camden shall not indemnify the Company and its officers and employees and hold them harmless for any acts, statements or decisions made by Camden in reliance upon information supplied to the Company in accordance with instructions from or acts, statements or decisions approved by the Company. This indemnity and hold harmless obligation shall include expenses and fees including reasonable attorneys' fees incurred by the Company in connection with the defense of any act, suit or proceeding arising out of the foregoing. Camden makes no written or expressed warranties or representations regarding its abilities, skills, knowledge or time commitment to the Company. Camden will provide certain services on a best efforts basis as available. Camden is held harmless from any express or implied claims made by the Company regarding any representation or inducement to enter into this agreement, or to the delivery of the compensation which is outlined in this agreement.


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11.   OTHER TRANSACTIONS

      A. A Business Opportunity shall include the merger, sale of assets, consolidation or other similar transaction or series or combination of transactions whereby the Company or its subsidiaries, both transfer to a third entity or person, assets or any interest in its business in exchange for stock, assets, securities, cash or other valuable property or rights, or wherein they make a contribution of capital or services to a joint venture, commonly owned enterprise or venture with the other for purposes of future business operations and opportunities.

      B. To be a Business Opportunity covered by this section, the transaction must occur during the term of this Agreement, or during the period of one (1) year after the expiration of this Agreement. In the event this paragraph shall apply, any Transaction Fee due shall be based upon the net value of the consideration, securities, property, business, assets or other value given, paid, transferred or contributed by, or to the Company, and shall be equal to eight percent (8%) of the consideration for the acquisition, merger or purchase. Unless otherwise mutually agreed in writing prior to the closing of any Business Opportunity, the Transaction Fee shall be paid in cash. This fee shall be paid to Camden for those companies or opportunities which it directs to the Company which are merged, purchased, or introduced to the Company.

13.   ENTIRETY

      This instrument sets forth the entire agreement between the Company and Camden. No promise, representation or inducement, except as herein set forth, has been made by either party to this Agreement. Should any provision of this Agreement be void or unenforceable, the rest of this Agreement shall remain in full force. This Agreement may not be cancelled, altered, or amended except in writing. It is further agreed that the board of directors of the company has read and accepted this transaction in whole and in part.


APPROVAL AND ACCEPTANCE


READ AND ACCEPTED this 11th day of January 2007.

NATIONAL HEALTHCARE TECHNOLOGY, INC.



Signed: /s/ Jon Carlson
        -------------------------
        Jon Carlson, President

CAMDEN HOLDINGS INC

READ AND ACCEPTED this 5th day of January 2007.




Signed: /s/ Mark Anderson
        -------------------------
        Mark Anderson, President


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